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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                      -------------------------------------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           ADOBE SYSTEMS INCORPORATED
               (Exact Name of Registrant as Specified in Charter)

DELAWARE                                                              77-0019522
(State of Incorporation                                            (IRS Employer
or Organization)                                             Identification No.)

345 PARK AVENUE, SAN JOSE, CALIFORNIA                                 95110-2704
     (Address of Principal Executive Offices)                         (Zip Code)


     Title of each class                     Name of each exchange on which
     to be so registered                       each class is to be registered
            NONE                                          NONE

If this Form relates to the                   If this Form relates to the
registration of a class                       registration of a class of
of debt securities and                        debt securities and is to
is effective upon filing                      become effective simultaneously
pursuant to General                           with the effectiveness of a
Instruction A(c)(1)                           concurrent registration statement
please check the                              under the Securities Act of
following box.  / /                           1933 pursuant to General
                                              Instruction A(c)(2) please
                                              check the following box.  / /

Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Stock Purchase Rights
                                (Title of Class)

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                           AMENDMENT NO. 1 TO FORM 8-A

     The undersigned registrant hereby amends the following items, exhibits or other portions of its Application for Registration on Form 8-A dated July 24, 1990 for its Common Stock Purchase Rights as follows:

     Item 1.  Description of Registrant's Securities to be Registered.

     Item 2.  Exhibits.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     Item 1 of the Form 8-A dated July 24, 1990 (as so amended, the "Form 8-A/A") filed by Adobe Systems Incorporated, a Delaware corporation (the "Company"), is hereby amended to include the following:

     In connection with the Company's recent reincorporation in the State of Delaware, on May 30, 1997, the Company amended and restated its Rights

Agreement, dated as of July 11, 1990, as amended and restated by the Amended and Restated Rights Agreement (the "First Amended and Restated Rights Agreement") dated as of April 10, 1996, by entering into the Second Amended and Restated Rights Agreement, dated as of August 14, 1997, with Harris Trust Company of

California (the "Second Amended and Restated Rights Agreement"). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Second Amended and Restated Rights Agreement.

     In general, the First Amended and Restated Rights Agreement has been amended as follows:

     1. The exercise threshold of the Rights under the Second Amended and Restated Rights Agreement has been lowered to 15% from 20%. The Rights are now exercisable if any person or group acquires beneficial ownership of 15% or more of the Company's outstanding Common Stock (a "Flip-In Event").

     2. The Rights now entitle the holder, subject to the terms of the Second Amended and Restated Rights Agreement, to purchase from the Company one one-thousandth of a share (a "Unit") of Series A Preferred Stock, par value $.0001 per share (the "Preferred Stock"), at a Purchase Price of $115 per Unit, subject to adjustment.

     3. The exchange provisions of Section 24 have been amended to provide that the Board of Directors, at its option, may exchange each Right for (i) one Unit of Preferred Stock or (ii) such number of Units of Preferred Stock as will equal
(x) the difference between the aggregate market price of the number of Units of Preferred Stock to be received

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upon a Flip-In Event and the Purchase Price divided by (y) the current market price per Unit of Preferred Stock upon the Flip-In Event.

     4. The concurrence of a majority of the Continuing Directors then in office is required under the Second Amended and Restated Rights Agreement to give effect to any action, calculation, interpretation or determination made by the Board of Directors of the Company in the administration of the Second Amended and Restated Rights Agreement and the exercise of the rights or powers granted to the Board of Directors of the Company pursuant to the Second Amended and Restated Rights Agreement and no effect shall be given to any such action, calculation, interpretation, determination or exercise of rights or powers unless at least two Continuing Directors are then in office.

     A copy of the Second Amended and Restated Rights Agreement is attached hereto as Exhibit 1 and is incorporated herein by reference. The foregoing description of the changes to the First Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Second Amended and Restated Rights Agreement.

ITEM 2.  EXHIBITS

     Item 2 of the Form 8-A is hereby amended by adding the following exhibit attached hereto:

     1. Second Amended and Restated Rights Agreement dated as of August 14, 1997 between the Company and Harris Trust Company of California.

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                                   SIGNATURES:

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Adobe Systems Incorporated
                                   (Registrant)


                              By:  /s/ Colleen M. Pouliot
                                    --------------------------------------------
                                   Colleen M. Pouliot
                                   Vice President, General
                                   Counsel and Secretary

                              Dated:  August 14, 1997


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                                  EXHIBIT INDEX


Exhibit No.                   Description
--------------                ---------------
   1                          Second Amended and Restated Rights Agreement,
                              dated as of August 14, 1997, between the Company

                              and Harris Trust Company of California.